EXHIBIT 99.2

News Release
Contact information:
John Jordan	Laurie Fink
Altus Pharmaceuticals Inc.	Cystic Fibrosis Foundation
Senior Director, Corporate Communications	Director of Media Relations
617-299-2852	301-841-2602
ALTUS PHARMACEUTICALS INITITATES PHASE III CLINICAL TRIALS OF ALTU-135
FOR CYSTIC FIBROSIS PATIENTS WITH PANCREATIC INSUFFICIENCY
— The DIGEST Efficacy Trial Will Study A Single Capsule Per Meal
Enzyme Replacement Dosing Regimen —
CAMBRIDGE, Mass. — May 9, 2007 - Altus Pharmaceuticals Inc. (NASDAQ: ALTU) announced today the start of its Phase III clinical trials to evaluate the efficacy and safety of ALTU-135, an oral enzyme replacement therapy for cystic fibrosis patients with pancreatic insufficiency. Altus’ consistent and pure enzyme combination, ALTU-135, is designed to improve fat, protein and carbohydrate absorption in pancreatic insufficient individuals.
The DIGEST trials (Determining the efficacy and safety of an Innovative GastrointESTinal enzyme complex) comprise Altus’ Phase III clinical program, which consists of an efficacy trial and a safety trial. Altus expects to recruit approximately 300 patients from more than 50 sites worldwide for the two trials, making this Phase III program the largest ever conducted to evaluate the efficacy and safety of pancreatic enzyme replacement therapy in Cystic Fibrosis patients. ALTU-135 has already been tested in more than 160 Cystic Fibrosis patients including a 129 patient Phase II trial. The DIGEST trials are seeking patient participation. For information please visit www.altus.com/products/digesttrials.cfm. Cystic Fibrosis Foundation Therapeutics, Inc. (CFFT), the drug discovery and development affiliate of the Cystic Fibrosis Foundation, is a supporter of this study.
The DIGEST efficacy trial, which is testing a one capsule per meal dosing regimen, is studying the fat absorption in cystic fibrosis patients with exocrine pancreatic insufficiency through the measurement of the coefficient of fat absorption (CFA). In parallel, Altus is initiating a long-term safety study that will evaluate ALTU-135 over one year of open-label treatment.
“The extensive Phase III clinical program of ALTU-135 will provide a greater understanding of its promise in cystic fibrosis and the treatment of pancreatic insufficient patients,” said DIGEST lead investigator Drucy Borowitz, Professor of Clinical Pediatrics, State University of New York, Director, Cystic Fibrosis Center, Women and Children’s Hospital of Buffalo. “The results from the Phase II study of ALTU-135 support the potential of ALTU-135 as a safe and efficacious enzyme replacement therapy with the potential patient advantage of one capsule per meal dosing.”

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     Cystic fibrosis is a life-threatening genetic disease that affects approximately 30,000 children and adults in the United States. It causes serious lung infections and digestive complications, including poor absorption and digestion of food. Most people with CF need to take pancreatic enzyme supplements with meals and maintain a high-calorie diet to help their bodies absorb the proper level of nutrients.
     “We are optimistic about the promise of this new enzyme replacement therapy and the possible benefits to people with cystic fibrosis,“ said Robert J. Beall, Ph.D., President and CEO of the Cystic Fibrosis Foundation. “We encourage patients to participate in clinical trials to help bring new treatments to the marketplace faster and get them into the hands of people who need them.”
     Altus expects to report top-line efficacy data from the DIGEST trial in the second quarter of 2008. Altus believes the DIGEST safety trial will be completed in 2009 and, if the results are positive, the Company expects to file for regulatory clearance in the United States in the first half of 2009. The enzyme products in use today for pancreatic insufficiency as well as those in development are all porcine-derived and require patients to take multiple capsules with every meal or snack. ALTU-135 has the potential to be the first microbially-derived, stable and pure fixed-ratio enzyme replacement therapy for this indication.
     “The development of ALTU-135 demonstrates our commitment to advancing enzyme replacement therapy options for both cystic fibrosis patients and others who suffer from pancreatic insufficiency,” stated Sheldon Berkle, President and CEO of Altus Pharmaceuticals. “We believe we are implementing the most scientifically robust clinical program ever conducted in cystic fibrosis patients with pancreatic insufficiency. The DIGEST trials follow our successful Phase II trial where ALTU-135 demonstrated statistically significant and clinically meaningful results that included improvement in patients’ fat and protein absorption.”
About The DIGEST Trials
     The DIGEST Phase III efficacy study is a multi-center, randomized, double-blind, placebo-controlled clinical trial. The efficacy trial is designed to evaluate approximately 150 cystic fibrosis patients over the age of seven with exocrine pancreatic insufficiency at cystic fibrosis centers primarily in the United States with several centers outside the United States. The primary endpoint will be the efficacy of ALTU-135 in the treatment of fat malabsorption in cystic fibrosis patients with pancreatic insufficiency through the measurement of coefficient of fat absorption (CFA). The trial will also include secondary efficacy endpoints, including the evaluation of ALTU-135 in the treatment of protein and carbohydrate malabsorption and in decreasing the weight and frequency of stools in patients.

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     In addition to the efficacy trial, the DIGEST trials include a study to evaluate the long-term safety of ALTU-135 following one year of open-label treatment in cystic fibrosis and chronic pancreatitis patients with exocrine pancreatic insufficiency. For the safety trial, Altus expects to enroll approximately 240 patients with pancreatic insufficiency, which will include eligible patients from the Phase III efficacy trial of ALTU-135. The safety of ALTU-135 will be evaluated based on adverse events, physical examinations, vital signs and standard clinical laboratory testing during the one-year study period.
ALTU-135 Phase II Study Results
     The Phase II randomized, double blind, dose—ranging study enrolled 129 patients who were treated at 26 CF centers in the United States.
     In the Phase II study, ALTU-135 was well-tolerated and achieved statistically significant improvements in the absorption of fat and protein as well as an overall improvement in the absorption of carbohydrates. The results of the Phase II study showed improvements in fat (p <0.001) and protein absorption (p <0.001) as well as improvements in carbohydrate absorption. The largest improvement in fat and protein absorption in patients receiving ALTU-135 was demonstrated in patients who had the lowest level of fat and protein absorption during a baseline period when they were not taking any enzymes. The Company believes this is the first study to demonstrate that lipase, protease, and amylase, the three active ingredients in ALTU 135, are important in the treatment of pancreatic insufficiency. Altus also believes this is the only trial of its kind to concurrently evaluate the impact of a fixed dose of an enzyme replacement therapy on the absorption of fats, proteins and carbohydrates. ALTU-135 was well-tolerated overall, with reported adverse events following expected patterns for CF patients, and consistent with results from previous ALTU-135 studies.
About ALTU-135
     ALTU-135, the Company’s orally administered enzyme replacement therapy for patients with pancreatic insufficiency, is manufactured by blending three drug substance enzymes: lipase, protease and amylase. This consistent and pure enzyme combination is designed to improve fat, protein and carbohydrate absorption in pancreatic insufficient individuals. ALTU-135 has been granted orphan drug and fast-track designation as well as CMA Pilot 2 program status by the Food and Drug Administration (FDA).

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About the Cystic Fibrosis Foundation
The mission of the Cystic Fibrosis Foundation is to assure the development of the means to cure and control CF, and to improve the quality of life for those with the disease. CFFT is the nonprofit drug development affiliate of the CF Foundation that operates drug discovery, development and evaluation efforts. Total support for CFFT is provided by the CF Foundation. The CF Foundation has initiated a special gifts campaign, Milestones to a Cure, with a target goal of $175 million to support programs like the one with Altus. For more information, call (800) FIGHT CF or visit www.cff.org.
About Altus Pharmaceuticals Inc.
     Altus Pharmaceuticals, headquartered in Cambridge, MA, is a biopharmaceutical company focused on the development and commercialization of oral and injectable protein therapeutics for patients with gastrointestinal and metabolic disorders. The company is listed on the Nasdaq Global Market under the symbol ALTU.
Safe Harbor Statement
Certain statements in this news release concerning Altus Pharmaceuticals’ business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Altus Pharmaceuticals might make or by known or unknown risks and uncertainties, including, but not limited to uncertainties as to the risk that the phase III clinical trial will be scientifically robust, will be completed or that if completed, whether the trial will be completed on time and be successful. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Altus Pharmaceuticals’ reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as may be updated in its quarterly and current reports. However, Altus Pharmaceuticals undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.
Altus and the Altus logo are the registered trademarks of Altus Pharmaceuticals. ALTU-135 and DIGEST Trials are trademarks of Altus Pharmaceuticals.
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